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                                                                  Exhibit No. 99

BayBanks(R)                BayBanks, Inc.   175 Federal Street, Boston, MA 02110
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News

CONTACT:  Investor:
          Michael W. Vasily
          (617)482-1040

          Media:
          Bruce E. Spitzer
          (617)788-7812                      FOR IMMEDIATE RELEASE


         BAYBANKS, INC. COMPLETES ACQUISITION OF NFS FINANCIAL CORP.


          BOSTON, June 30, 1995 -- BayBanks, Inc. (NMS-BBNK) has announced that it has completed the acquisition of the southern New Hampshire-based holding company NFS Financial Corp. (NMS-NFSF). Following the transaction, NFS Savings Bank of Nashua and Plaistow Cooperative Bank of Plaistow will be merged and operate as BayBank FSB, headquartered in Nashua. The acquisition adds $618 million of assets and 11 new offices to the BayBank network.

          Under the terms of the agreement, NFS shareholders will receive $20.15 in cash and 0.1696 share of BayBanks' common stock for each NFS share held, or a total value of approximately $33.50 per share based on today's closing price of BayBanks' common stock. The total acquisition value is approximately $98 million.

          BayBanks, Inc. Vice Chairman Richard F. Pollard will become chief executive officer of BayBank FSB, succeeding James H. Adams, president and chief executive officer. In keeping with previously announced plans, Mr. Adams will continue to serve the bank in an advisory capacity. Robert J. Rzasa will continue as executive vice president and chief operating officer of the bank. Mr. Rzasa also has been elected a director.

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          "This event marks the beginning of our plan to bring to the southern
New Hampshire market BayBank's extensive line of convenience-based products and services," said William M. Crozier, Jr., chairman and president of BayBanks, Inc. "We are fortunate to start with the outstanding reputation created by NFS in the communities it has served so well over the years. We look forward to providing to customers, both old and new, BayBank's high level of value-added services that consumers and businesses throughout Massachusetts have come to know and enjoy."

          BayBanks, Inc., headquartered in Boston, is one of New England's largest bank holding companies with $10.8 billion in assets at March 31, 1995. In March, BayBanks, Inc. also announced plans to acquire Cornerstone Financial Corporation of Derry, N.H., a $141 million commercial bank with 11 offices in southern New Hampshire. This transaction is pending shareholder and regulatory approval and is expected to close later in the year.